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                                                                   EXHIBIT 10.32


                         STEVENSON-WYDLER (15 USC 3710)
                 COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
                           MASTER TERMS AND CONDITIONS
                    (hereinafter "CRADA Terms") NO. BG9938900

          BETWEEN Ernest Orlando Lawrence Berkeley National Laboratory
                           (hereinafter "Laboratory")

                                       AND

                               Isonics Corporation
               United States Industry Coalition Member Company(s)
                           (hereinafter "Participant")

          both being hereinafter jointly referred to as the "Parties."

The U.S. Department of Energy (DOE) is the agency responsible for the federally-owned facility known as Laboratory managed and operated under a prime contract with DOE, designated Contract No. DE-AC03-76SF00098. This instrument constitutes the Master Terms and Conditions for use in a series of Cooperative Research and Development Agreements (CRADA) initiated by individual Project Letter Agreements (PLA) under the Initiatives for Proliferation Prevention (IPP) Program of the DOE, the United States Industry Coalition, Inc. (USIC), and cooperating New Independent States (NIS) of the Former Soviet Union (FSU). When these "CRADA Terms" are combined with an approved PLA, the instrument constitutes a CRADA under the authority of the Stevenson-Wydler Technology Innovation Act of 1980, as amended (15 U.S.C. 3710 et seq).

ARTICLE I. DEFINITIONS

A.   "Government" means the United States of America and agencies thereof.

B.   "DOE" means the Department of Energy, an agency of the Government.

C. "Contracting Officer" means the DOE employee administering the Laboratory's DOE Contract.

D. "Generated Information" means information produced in the performance of this CRADA.

E. "Proprietary Information" means information which is developed at private expense outside of this CRADA, is marked as Proprietary Information, and embodies (I) trade secrets or (ii) commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 USC 552
(b)(4)).

F. "Protected CRADA Information" means Generated Information which is marked as being Protected CRADA Information by a Party to this CRADA and which would have been Proprietary Information had it been obtained from a non-federal entity.

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G.   "Subject Invention" means any invention of the Laboratory or Participant conceived or first actually reduced to practice in the performance of work under this CRADA.

H. "Intellectual Property" means patents, Trademarks, copyrights, Mask Works, and other forms of comparable property rights protected by Federal law and other foreign counterparts.

I. "Trademark" means a distinctive mark, symbol, or emblem used in commerce by a producer or manufacturer to identify and distinguish their goods or services from those of others.

J. "Mask Work" means a series of related images, however fixed or encoded, having or representing the predetermined, three-dimensional pattern of metallic, insulating, or semiconductor material present or removed from the layers of a semiconductor chip product; and in which series the relation of the images to one another is that each image has the pattern of the surface of one form of the semiconductor chip product. (17 USC 901(a)(2))

K. "Participating NIS Institute" means the scientific institute of the New Independent State of the Former Soviet Union that is performing work in support of this CRADA under subcontract with the Laboratory.

L. "Participating NIS Institute Invention" means any invention of the Participating NIS Institute conceived or first actually reduced to practice in the performance of work under its subcontract with the Laboratory in support of this CRADA.

ARTICLE II. STATEMENT OF WORK

Appendix A, Statement of Work, is hereby incorporated into this CRADA by reference.

ARTICLE III. TERM, FUNDING AND COSTS

A. The effective date of this CRADA shall be the latter date of (1) the date on which the Project Letter Agreement (PLA) incorporating the Terms and Conditions of this instrument is signed by the last of the Parties hereto or (2) the date on which it is approved by DOE. The work to be performed under this CRADA shall be completed within the time specified in the PLA Statement of Work
(SOW).

B. The cost contribution of the Participant unless otherwise approved by the DOE will be at least fifty percent (50%) of the total cost of the project.

The estimated contribution by the Participant and the Government for each cooperative research project shall be as set forth in the specific PLA entered into under this CRADA, subject to available funding.

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C.   Neither Party shall have an obligation to continue or complete performance of its work at a cost in excess of its estimated cost as contained in paragraph B of this Article, including any subsequent amendment.

D. Each Party agrees to provide at least thirty (30) days notice to the other Party if the actual cost to complete performance will exceed the estimated cost.

ARTICLE III.1 SPECIAL PAYMENT TERMS AND CONDITIONS

An advance payment is required on the funds-in contribution made by the Participant under any PLA entered into hereunder. The terms and conditions of the advance payment will be set forth in the PLA.

ARTICLE IV. PERSONAL PROPERTY

All tangible personal property produced or acquired under this CRADA shall become the property of the Participant or the Government depending upon whose funds were used to obtain it. Such property will be identified in the Statement of Work, attached to the individual PLA. Personal property shall be disposed of as directed by the owner at the owner's expense. All jointly funded property shall be owned by the Government.

ARTICLE V. DISCLAIMER

THE GOVERNMENT, THE PARTICIPANT, THE PARTICIPATING NIS INSTITUTE, AND THE LABORATORY MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT. NEITHER THE GOVERNMENT, THE PARTICIPANT, THE PARTICIPATING NIS INSTITUTE, NOR THE LABORATORY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT, INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DEVELOPED UNDER THIS CRADA.

ARTICLE VI. PRODUCT LIABILITY

Except for any liability resulting from any negligent acts or omissions of the Participating NIS Institute, Participant agrees to indemnify the Government, The Regents, and the Participating NIS Institute for all damages, cost and expenses, including attorney's fees, arising from the commercialization and utilization of technologies, including, but not limited to, the making, using, selling or exporting of a product, process or service by or on behalf of the Participant, its

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assignees or licensees, which were derived from the work performed under this
CRADA. In respect to this Article, neither the Government nor The Regents shall be considered assignees or licensees of the Participant as a result of reserved Regents and/or Government rights. The indemnity set forth in this paragraph shall apply only if the Participant shall have been informed as soon and as completely as practical by The Regents and/or the Government of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and The Regents and/or Government shall have provided all reasonably available information and reasonable assistance requested by the Participant. No settlement of an action against The Regents and/or the Government for which the Participant would be responsible hereunder shall be made without the Participant's consent unless required by final decree of a court of competent jurisdiction.

ARTICLE VII. OBLIGATIONS AS TO PROPRIETARY INFORMATION

A. If Proprietary Information is orally disclosed to a Party, it shall be identified as such, orally, at the time of disclosure and confirmed in a written summary thereof, appropriately marked by the disclosing party, within ten (10) days as being Proprietary Information.

B. Each Party agrees to not disclose Proprietary Information provided by a Participating NIS Institute or another Party to anyone other than the CRADA Participant, the Participating NIS Institute, and the Laboratory without written approval of the providing Party, except to Government employees who are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act (18 USC 1905).

C. All Proprietary Information shall be returned to the provider thereof at the conclusion of this CRADA at the provider's expense.

D. All Proprietary Information shall be protected, unless and until such Proprietary Information shall become publicly known without the fault of the recipient, shall come into recipient's possession without breach of any of the obligations set forth herein by the recipient, or shall be independently developed by recipient's employees who did not have access to such Proprietary Information.

ARTICLE VIII. OBLIGATIONS AS TO PROTECTED CRADA INFORMATION

A.   Each Party may designate as Protected CRADA Information, as defined in
Article I, any Generated Information produced by its employees, and with the agreement of the other Party, designate any Generated Information produced by the other Party's employees. All such designated Protected CRADA Information shall be appropriately marked.

B. For a period of five (5) years from the date Protected CRADA Information is produced, the Parties agree not to further disclose such information except:

     (1) as necessary to perform this CRADA, including disclosure to the Participating NIS Institute;

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     (2)  as provided in Article XI;

     (3) as requested by the DOE Contracting Officer to be provided to other DOE facilities for use only at those DOE facilities with the same protection in place;

     (4) as requested by Participant for disclosure to other USIC members with the same protection in place;

     (5) to existing or potential licensees, affiliates, customers or suppliers of the Parties in support of commercialization of the technology with the same protection in place. Disclosure of Participant's Protected CRADA Information under this subparagraph shall only be done with Participant's consent; or

     (6)  as mutually agreed by the Parties in advance.

C. The obligations of paragraph B of this Article shall end sooner for any Protected CRADA Information which shall become publicly known without fault of either Party, shall come into a Party's possession without breach by that Party of the obligations of paragraph B of this Article, or shall be independently developed by a Party's employees who did not have access to the Protected CRADA Information.

ARTICLE IX. RIGHTS IN GENERATED INFORMATION

The Government shall have unlimited rights in all Generated Information produced or provided by the Parties under this CRADA, except for information which is disclosed in a Subject Invention disclosure being considered for patent protection, protected as a Mask Work right, or marked as being copyrighted, Protected CRADA Information, or Proprietary Information.

ARTICLE X. EXPORT CONTROL

THE PARTIES UNDERSTAND THAT MATERIALS AND INFORMATION RESULTING FROM THE PERFORMANCE OF THIS CRADA MAY BE SUBJECT TO EXPORT CONTROL LAWS AND THAT EACH PARTY IS RESPONSIBLE FOR ITS OWN COMPLIANCE WITH SUCH LAWS.

ARTICLE XI. REPORTS AND ABSTRACTS

A.   The Parties agree to produce the following deliverables:

     (1) an initial abstract suitable for public release at the time the CRADA is approved by DOE;

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     (2)  other abstracts (final when work is complete, and others as substantial changes in scope and funding occur);

     (3) a final report, upon completion or termination of this CRADA, to include a list of Subject Inventions;

     (4) a semi-annual, signed financial report of the Participant's in-kind contributions to the project;

     (5) other topical/periodic reports where the nature of research and magnitude of funding justify; and

     (6) computer software in source and executable object code format as defined within the Statement of Work or elsewhere within the CRADA documentation.

B. It is understood that the Laboratory has the responsibility to provide the above information at the time of its completion to the DOE Office of Scientific and Technical Information.

C. Participant agrees to provide the above information to the Laboratory to enable full compliance with paragraph B of this Article.

D. It is understood that the Laboratory and DOE have a need to document the long-term economic benefit of the cooperative research being done under this CRADA. Therefore, the Participant acknowledges a responsibility to respond to reasonable requests, during the term of this CRADA and for two years thereafter, from the Laboratory for pertinent information.

ARTICLE XII. PRE-PUBLICATION REVIEW

A. The Parties agree to secure pre-publication approval from each other which shall not be unreasonably withheld or denied beyond thirty (30) days.

B. The Parties agree that neither will use the name of the other Party or its employees in any promotional activity, such as advertisements, with reference to any product or service resulting from this CRADA, without prior written approval of the other Party.

ARTICLE XIII. COPYRIGHTS

A. The Parties may assert copyright in any of their Generated Information. Assertion of copyright generally means to enforce the copyright or give any indication of an intent or right to enforce, such as by marking or securing Federal registration.

B. Each Party may retain ownership of copyrights in works created by its employees or contractors. Copyrights in jointly developed works shall be jointly owned.

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C.   For Generated Information, the Parties acknowledge that the Government has for itself and others acting on its behalf, a royalty-free, non-transferable, nonexclusive, irrevocable worldwide copyright license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, all copyrightable works produced in the performance of this CRADA, subject to the restrictions this CRADA places on publication of Proprietary Information and Protected CRADA Information.

D. For all copyrighted computer software produced in the performance of this CRADA, the Party owning the copyright will provide the source code, an expanded abstract as described in Appendix B (Abstract Format Description), the executable object code and the minimum support documentation needed by a competent user to understand and use the software to DOE's Energy Science and Technology Software Center, P.O. Box 1020, Oak Ridge, TN 37831. The expanded abstract will be treated in the same manner as Generated Information in paragraph C of this Article.

E. The Laboratory and the Participant agree that, with respect to any copyrighted computer software produced in the performance of this CRADA, DOE has the right, at the end of the period set forth in paragraph B of Article VIII hereof and at the end of each two-year interval thereafter, to request the Laboratory and the Participant and any assignee or exclusive licensee of the copyrighted software to grant a nonexclusive, partially exclusive, or exclusive license to a responsible applicant upon terms that are reasonable under the circumstances, provided such grant does not cause a termination of any licensee's right to use the copyrighted computer software. If the Laboratory or the Participant or any assignee or exclusive licensee refuses such request, the Laboratory and the Participant agree that DOE has the right to grant the license if DOE determines that the Laboratory, the Participant, assignee, or licensee has not made a satisfactory demonstration that it is actively pursuing commercialization of the copyrighted computer software.

Before requiring licensing under this paragraph E, DOE shall furnish the Laboratory/Participant written notice of its intentions to require the Laboratory/Participant to grant the stated license, and the Laboratory/Participant shall be allowed thirty (30) days (or such longer period as may be authorized by the cognizant DOE Contracting Officer for good cause shown in writing by the Laboratory/Participant) after such notice to show cause why the license should not be required to be granted.

The Laboratory/Participant shall have the right to appeal the decision by DOE to the grant of the stated license to the Invention Licensing Appeal Board as set forth in paragraphs (b)-(g) of 10 CFR 781.65, "Appeals."

F. The Parties agree to place copyright and other notices, as appropriate for the protection of copyright, in human readable form onto all physical media, and in digitally encoded form in the header of machine readable information recorded on such media such that the notice will appear in human readable form when the digital data are off-loaded or the data are accessed for display or printout.

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ARTICLE XIV. REPORTING SUBJECT INVENTIONS

A. The Parties agree to promptly disclose to each other every Subject Invention which may be patentable or otherwise protectable under the Patent Act. The Laboratory agrees to promptly disclose to Participant every Participating NIS Institute Invention which is reported to the Laboratory. The Parties acknowledge that the Laboratory and Participant will disclose their respective Subject Inventions to DOE within two (2) months after the inventor first discloses the Subject Invention in writing to the person(s) responsible for patent matters of the disclosing Party.

B. These disclosures should be in sufficiently complete technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose and operation of the Subject Invention. The disclosure shall also identify any known actual or potential statutory bars, i.e., printed publications describing the Subject Invention or the public use or on sale of the Subject Invention in this country. The Parties further agree to disclose to each other any subsequent statutory bar that occurs for a Subject Invention disclosed but for which a patent application has not been filed. All Subject Invention disclosures shall be marked as confidential under 35 USC 205.

ARTICLE XV. TITLE TO INVENTIONS

Whereas the Participant and Laboratory have been granted the right to elect to retain title to Subject Inventions,

A. Each Party shall have the first option to elect to retain title to any Subject Invention made by its employees, and such election shall be made: (1) for the Participant within 12 months of disclosure of the Subject Invention to DOE or (2) for the Contractor within the time period specified in its prime contract for electing to retain title to Subject Inventions. If a Party elects not to retain title to any Subject Invention of its employees, then the other Party shall have the second option to elect to retain title to the Subject Invention.

B. For Subject Inventions made by the Laboratory and Participating NIS Institute Inventions, the Laboratory will provide Participant with a non-exclusive, non-transferable, royalty-free, field of use license required by the Participant for its own use. Participant has a first option to negotiate for greater rights, such as exclusive, transferable, domestic and foreign rights. If Participant obtains the right to sublicense, the sublicenses must be royalty-bearing, and the Participant will pay a reasonable royalty to the Laboratory. The Laboratory will share equitably all net royalties received for Subject Inventions and Participating NIS Institute Inventions with the Participating NIS Institute.

C. The Participant acknowledges that The Regents has offered to the Participant the option to an exclusive license, for reasonable compensation and subject to reasonable terms, in a pre-

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negotiated field of use related to this CRADA for any Subject Invention made in whole or in part by The Regents' employee.

D. The Parties acknowledge that DOE may obtain title to each Subject Invention reported under Article XIV for which a patent application or applications are not filed pursuant to Article XVI and for which any issued patents are not maintained by any Party to this CRADA.

E. The Parties acknowledge that the Government retains a nonexclusive, nontransferable, irrevocable, paid-up license to practice or to have practiced for or on behalf of the United States every Subject Invention under this CRADA throughout the world.

ARTICLE XVI. FILING PATENT APPLICATIONS

A. The Parties agree that the Party initially indicated as having an ownership interest in any Subject Inventions shall have the first opportunity to file U.S. and foreign patent applications; but if such Party does not file such applications within one year after election, then the other Party to this CRADA may file patent applications on such inventions and the Party initially having ownership shall fully cooperate in this effort. The Parties will agree as to who will file patent applications on any joint Subject Inventions.

B. The Parties agree that DOE has the right to file patent applications in any country in which neither Party desires to file a patent application for any Subject Invention. Notification of such negative intent shall be made in writing to the DOE Contracting Officer within three (3) months of the decision of the non-inventing Party not to file a patent application for the Subject Invention pursuant to Article XV, or not later than sixty (60) days prior to the time when any statutory bar might foreclose filing of a U.S. patent application.

ARTICLE XVII. TRADEMARKS

The Parties may seek to obtain Trademark/Service Mark protection on products or services generated under this agreement or any resulting PLA, in the United States or foreign countries. The ownership and other rights relating to this Trademark shall be as mutually agreed to in writing by the Parties. The Parties hereby acknowledge that the Government shall have the right to indicate on any similar goods or services it produces, that such goods or services were derived from and are a DOE version of the goods or services protected by such Trademark/Service Mark with the Trademark of the owner thereof being specifically identified. In addition, the Government shall have the right to use such Trademark/Service Mark in print or communication media.

ARTICLE XVIII. MASK WORKS

The Parties may seek to obtain legal protection for Mask Works fixed in semiconductor products generated under this agreement as provided by Chapter 9 of Title 17 of the United States Code.

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The rights to any Mask Work covered by this provision shall be as mutually agreed to in writing by the Parties. The Parties acknowledge that the Government or others acting on its behalf shall retain a nonexclusive, paid-up, worldwide, irrevocable, nontransferable license to reproduce, import, or distribute the covered semiconductor product by or on behalf of the Government, and to reproduce and use the Mask Work by or on behalf of the Government.

ARTICLE XIX. COST OF INTELLECTUAL PROPERTY PROTECTION

Each Party shall be responsible for payment of all costs relating to copyright, Trademark, and Mask Work filing, U.S. and foreign patent application filing and prosecution, and all costs relating to maintenance fees for U.S. and foreign patents hereunder which are owned by the Party.

ARTICLE XX. REPORTS OF INTELLECTUAL PROPERTY USE

The Parties agree to submit, upon request of DOE, a non-proprietary report no more frequently than annually on efforts to utilize any Intellectual Property arising under this CRADA.

ARTICLE XXI. DOE MARCH-IN RIGHTS

For Subject Inventions made solely by the Participant and for assignments and exclusive licenses by the Laboratory to the Participant in Subject Inventions made in whole or in part by the Laboratory, DOE has march-in rights in accordance with 15 USC 3710a(b)(1)(B) and (C).

For all other rights retained or transferred by the Laboratory in Subject Inventions of the Laboratory, DOE has march-in rights in accordance with 48 CFR 27.304-1(g).

ARTICLE XXII. U.S. COMPETITIVENESS

The Parties agree that a purpose of this program is to provide substantial benefit to the United States economy and the economy of the participating NIS.

A. In exchange for the benefits received under this CRADA, the Participant therefore agrees to the following:

Products, processes, services, and improvements which are covered by Intellectual Property developed under this CRADA shall be incorporated into the Participant's manufacturing facilities in the United States either prior to or simultaneously with implementation outside the United States. In any case, such implementation outside the United States shall not result in reduction of manufacture or use of the same products, processes, services, or improvements in the United States.

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B.   The Laboratory agrees to a U.S. Industrial Competitiveness clause in accordance with its prime contract with respect to any licensing and assignments of its Intellectual Property arising from this CRADA, except that any licensing or assignment of its Intellectual Property rights to the Participant shall be in accordance with Paragraph A of this Article.

In the event it is not feasible to meet the requirements of this Article, a plan for providing net benefit to the United States economy is attached hereto as an integral part of the PLA.

ARTICLE XXIII. ASSIGNMENT OF PERSONNEL

A. It is contemplated that each Party may assign personnel to the other Party's facility as part of this CRADA. Such personnel assigned by the assigning Party to participate in or observe the research to be performed under this CRADA shall not, during the period of such assignments, be considered employees of the receiving Party for any purposes.

B. The receiving Party shall have the right to exercise routine administrative and technical supervisory control of the occupational activities of such personnel during the assignment period and shall have the right to approve the assignment of such personnel and/or to later request their removal by the assigning Party.

C. The assigning Party shall bear any and all costs and expenses with regard to its personnel assigned to the receiving Party's facilities under this CRADA. The receiving Party shall bear facility costs of such assignments.

ARTICLE XXIV. FORCE MAJEURE

No failure or omission by the Laboratory or Participant in the performance of any obligation under this CRADA shall be deemed a breach of this CRADA or create any liability if the same shall arise from any cause or causes beyond the control of the Laboratory or Participant, including but not limited to the following, which, for the purpose of the CRADA, shall be regarded as beyond the control of the Party in question: acts of God, acts or omissions of any government or agency thereof, compliance with requirements, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

ARTICLE XXV. ADMINISTRATION OF THE CRADA

It is understood and agreed that this CRADA is entered into by the Laboratory under the authority of its prime contract with DOE. The Laboratory is authorized to and will administer this CRADA in all respects unless otherwise specifically provided for herein. Administration of

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this CRADA may be transferred from the Laboratory to DOE or its designee with notice of such transfer to the Participant, and the Laboratory shall have no further responsibilities except for the confidentiality, use, and/or nondisclosure obligations of this CRADA.

ARTICLE XXVI. RECORDS AND ACCOUNTING SYSTEM

The Participant shall maintain records of receipts, expenditures, and the disposition of all Government property in its custody related to the CRADA.

ARTICLE XXVII. NOTICES

A. Any communications required by this CRADA, if given by postage prepaid first class U.S. Mail addressed to the Party to receive the communication, shall be deemed made as of the day of receipt of such communication by the addressee, or on the date given if by verified facsimile. Address changes shall be given in accordance with this Article and shall be effective thereafter. All such communications, to be considered effective, shall include the number of this CRADA.

B. The address, telephone numbers, and facsimile numbers for the Parties are as follows:

     (1)  For the Laboratory:

             U.S. Mail Only:                             Fed. Ex., UPS, Freight:

          The Regents of the University of California
          Ernest Orlando Lawrence Berkeley National Laboratory
          1 Cyclotron Road, Mail Stop 937-400

          Berkeley, CA 94720
          Sponsored Projects Office Contact:
                    Sueann Dang
                    E-mail: SLDang@lbl.gov
                    Phone: (510) 486-6273
                    Fax: (510) 486-4386

          (a)  FORMAL NOTICES AND COMMUNICATIONS, COPIES OF REPORTS

           Attn: Ms. Sueann Dang
           Tel: 510-486-6273
           Facsimile: 510-486-4386

          (b) TECHNICAL CONTACT, REPORTS, COPIES OF FORMAL NOTICES AND COMMUNICATIONS

               Technical Contacts:


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               Eugene Haller, Mailstop 2-200          Joel Ager, Mailstop 62-203
               Email: EEHaller@lbl.eov                Email: JWAger@lbl.gov
               Phone: (510) 486 5294                  Phone: (510) 486 6715
               FAX: (510) 486 5530                    FAX: (510) 486 4114


     (2)  For Participant:

             U.S. Mail Only:                             Fed. Ex., UPS, Freight:

          Isonics Corporation
          5906 McIntyre Street
          Golden, CO 80403

          (a)  FORMAL NOTICES AND COMMUNICATIONS, COPIES OF REPORTS

               Attn: Dr. Stephen Burden, Vice President, Electronic Materials
               Tel: 303-279-7900
               Facsimile: 303-279-7300

          (b) TECHNICAL CONTACT, REPORTS, COPIES OF FORMAL NOTICES AND COMMUNICATIONS

               Attn: Dr. Stephen Burden, Vice President, Electronic Materials
               Tel: 303-279-7900
               Facsimile: 303-279-7300

ARTICLE XXVIII. DISPUTES

The parties shall attempt to jointly resolve all disputes arising from this CRADA. If the Parties are unable to jointly resolve a dispute within a reasonable period of time after submission of the dispute for resolution, said dispute shall be adjudicated in a court of competent jurisdiction in the State of CALIFORNIA. To the extent that there is no applicable U.S. Federal law, this CRADA and performance thereunder shall be governed by the law of the State of California.

ARTICLE XXIX. ENTIRE CRADA AND MODIFICATIONS

A. It is expressly understood and agreed that this CRADA with its Appendices, Statement of Work, and related Project Letter Agreements contains the entire agreement between the Parties with respect to the subject matter hereof and that all prior representations or agreements relating hereto have been merged into this document and are thus superseded in totality by this CRADA. This CRADA shall not be effective until approved by DOE.

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B.   Any agreement to change any terms or conditions of this CRADA or the
Appendices shall be valid only if the change is made in writing, executed by the Parties hereto, and approved by DOE.

C. The Participant certifies that it has not and will not enter into an agreement with the Participating NIS Institute that conflicts with the terms of this CRADA. To the extent that any subsequent agreement between the Participant and the Participating NIS Institute conflicts with the allocation of rights in Participating NIS Institute Inventions under this CRADA, the Participant agrees that the terms of this CRADA will supersede the terms of such agreement.

ARTICLE XXX. TERMINATION

This CRADA may be terminated by either Party upon thirty (30) days written notice to the other Party. This CRADA may also be terminated by the Laboratory in the event of failure by the Participant to provide the necessary advance funding, as agreed in Article III.1.

In the event of termination by either Party, each Party shall be responsible for its share of the costs incurred through the effective date of termination, as well as its share of the costs incurred after the effective date of termination and which are related to the termination. The confidentiality, use, and/or nondisclosure obligations of this CRADA shall survive any termination of this CRADA.

For the Laboratory For Participant

BY /s/ Charles V. Shank                 BY /s/ S. J. Burden

TITLE: Charles V. Shank, Director       TITLE: VP Semiconductor Materials

DATE: November 9, 1999                  DATE: October 26, 1999

                            PROJECT LETTER AGREEMENT
                                       TO
                            MASTER CRADA BG99-389(00)
                                      WITH
                               ISONICS CORPORATION
                                       FOR
             ISOTOPICALLY PURE SILICON FOR IMPROVED MICROELECTRONICS

A.   SCOPE OF WORK:

ELECTRONICS MATERIALS PROGRAM, LBNL

     This program (Eugene Haller, program head) has been a research leader in exploiting scientifically and technically the properties of isotopically pure Group IV and III-V semiconductors. The program has studied phonon properties, solid state diffusion, local vibrational mode spectroscopy, and metal-insulator transitions in isotopically controlled materials and structures in collaboration with many research groups worldwide.

ISONICS CORPORATION

     Isonics is an advanced materials and technology company founded in 1992 which develops and commercializes products based on enriched stable isotopes and high purity materials. Isonics is a publicly held company with annual sales of $6.78 million for the fiscal year ended April 30, 1998 (49% increase from previous fiscal year). Recent acquisitions have expanded the scope of the company's products and based on historical performance, FY 1999 sales of $16 million are expected. Isonics is the major supplier of Depleted Zinc (DZ), used in different forms to mitigate corrosion and cracking in nuclear power plants. Isonics is the third largest supplier of carbon-13 for medical applications and is further developing its supply position. The company also offers metal isotopes used in nuclear medicine for therapy and imaging. Isonics has begun a major R&D effect to develop isotopically enriched Si for semiconductor applications; this CRADA is part of that effort.

KRASNOYARSK-45

     The NIS institute in this project is Krasnoyarsk-45, a former Closed Nuclear City of the USSR which was involved in nuclear weapons design, assembly, and plutonium storage. The isotope manufacturing technology (centrifuge) that will be utilized in this project to make isotopically pure Si was originally developed to make isotopically enriched materials for use in nuclear weapons. Krasnoyarsk-45 is interested in finding non-military used for its isotope separation technology and has already shipped sample volumes of isotopically enriched Si to Isonics for test purposes.

B.   REASONS FOR COOPERATION

     The project involves Isonics, which is a leading supplier of isotopes to technological markets, Berkeley Lab's Electronic Materials Program, which has been a research leader in exploiting scientifically and technically the properties of isotopically pure Group IV and III-V semiconductors, and Krasnoyarsk-45, which has a unique high-volume manufacturing capacity for silicon isotopes. These parties have a mutual interest in the project as detailed below.

NONPROLIFERATION IMPACT AND BENEFIT TO NIS

     The NIS institute in this project is Krasnoyarsk-45, a former Closed Nuclear City of the USSR which was involved in nuclear weapons design, assembly, and plutonium storage. The isotope manufacturing technology that will be utilized in this project to make isotopically pure Si was used, and could still be used, to make isotopes used in nuclear weapons. By adapting the centrifuge facilities at Krasnoyarsk-45 for the production of silicon isotopes, this project will develop a market for its unique isotope manufacturing technologies that does not involve weapons of mass destruction. The potential market for products based on isotopically pure Si is large, and Krasnoyarsk-45 has some unique manufacturing capabilities to provide large quantities of raw materials for this market. The highly skilled scientists and engineers would be employed in developing a product, which, if successful, would allow them to be a producer of silicon isotopes for the electronics industry. If cost-effective production methods are achieved, it is possible that the NIS could establish itself as the leading supplier of isotopically pure silicon for semiconductor applications. This would give the NIS a role in the lucrative $6 billion international silicon manufacturing industry that it has not had to date.

BENEFITS TO LBNL AND DOE

     This project gives the LBNL scientists access to large quantities of highly enriched Si isotopes, which still are prohibitively expensive to buy from non-NIS vendors. There are a number of unique and fundamental scientific experiments that can be performed with this material, as described below. There are direct benefits to DOE from this project related to the missions of both the Basic Energy Sciences Office and the DOE Technology Offices. Silicon is the major semiconductor material and devices of this material are becoming increasingly important in the generation, distribution, and consumption of electrical energy. The US electric power grid can be used today to a much higher capacity than a few years ago because loop currents and subharmonic oscillations on the power grid can now be suppressed with active silicon controlled capacitor charge storage and phase shifters. Isotopically controlled silicon has great promise in allowing such silicon devices to handle larger power loads. Furthermore, the Department of Energy and other Government Departments, would have access to isotopically purified silicon which would benefit a wide range of fundamental and applied electronic materials and device studies.

BENEFITS TO INDUSTRIAL PARTNER (ISONICS CORP.)

     A goal of this project is the establishment of a manufacturing capability for isotopically pure silicon. The application of isotopically pure silicon would impact the entire semiconductor industry and allow Moore's Law to remain valid for years to come. The potential benefits of isotopically pure silicon will be of interest to electronic device manufacturers for the following reasons.

o Improved device performance and higher speed switching due to lower temperatures at active junctions

o Higher reliability devices due to fewer hot spots and a lower overall operating temperatures

o Lower costs due to lowered cooling requirements, allowing the use of smaller, less expensive packaging

o    Improved yields due to increased number of prime chips

o The possibility of being able skip/delay next generation of manufacturing technology due to the performance improvements, which would vastly decrease capital expenditures

These advantages are available without any changes in current equipment or process technology. Even further improvements can be realized by optimizing devices to take advantage of the higher thermal conductivity of isotopically enriched - 28Si. It is expected that improvements would occur in both high-density integrated circuits (e.g. microprocessors) and in high power devices (e.g. power transistors). A market analysis done by Isonics shows that if a commercial source of isotopically pure Si were available, it would be of international interest to IC manufacturers who use $6 billion worth of silicon per year. At present, early test wafers of 28Si are being evaluated at leading research organizations including Stanford University, Yale University, UC Berkeley, MIT, and Lucent Technologies (Bell Laboratories). A limited number of epitaxial wafers made to custom specifications are currently available to integrated circuit manufacturers. Isonics has received inquires concerning isotopically pure, high thermal conductivity Si wafers from a number of microprocessor manufacturers including AMD, IBM, Intel, Motorola, Digital Equipment (Compaq), Sun Microsystems, and Silicon Graphics.

C.   EXPECTED ACCOMPLISHMENTS AND GOALS

     The project will use 25 kg of 99.9% enriched 28Si, 500 g of 90% enriched 29Si, and 500 g of 90% enriched 30Si to be provided by Krasnoyarsk-45 as their commitment. (All weights refer to the amount of Si regardless of the chemical form, i.e., silane, trichlorosilane, etc.) The project goals are the following:

o Manufacture 28Si epitaxial layers on natural Si wafer up to 8" (200 mm) in size for fabrication of IC test circuits and for thermal conductivity testing with the goal of establishing isotopically enriched Si as a viable component of the semiconductor manufacturing process.

o Produce 0.25-1.0" diameter 28Si boules using poly-28Si as a starting material.

o Generate high-quality P-doped (n-type) Si material via neutron transmutation doping (NTD) of highly 30Si -enriched material.

o Perform fundamental scientific measurements on isotope enriched Si including thermal conductivity measurements in 28Si bulk samples, self- and dopant diffusion and electronic transport studies in isotope superlattice structures, and magnetic resonance studies in 29Si -enriched material.

D.   TECHNICAL OBJECTIVES

KRASNOYARSK-45

     Krasnoyarsk-45 is expected to use its existing isotope separation technology (centrifuge) to achieve pilot-plant-scale production of silicon tetrafluoride (SiF4) with semiconductor grade chemical purity isotopically enriched to greater than 99.9% 28Si and to a lesser percentage (90%) for 29Si and 30Si. These materials would be suitable for the manufacturing of high quality, isotopically pure single crystal boules and wafers for use in IC manufacturing and scientific studies. The contract with Krasnoyarsk-45 will be negotiated separately through the Civilian Development and Research Foundation
(CDRF).

ISONICS CORPORATION

     Isonics Corporation is responsible for the commercial purification of the silicon tetrafluoride to semiconductor industry standards and production of purified silane and other silicon compounds required by this project. Isonics has previously used Krasnoyarsk material to manufacture IC-grade 28Si epitaxial layers on natural Si wafer substrates. One of Isonics' objectives is to establish this technology as a solution to the heat management problem that will occur in the next generation of microprocessor designs.

LAWRENCE BERKELEY NATIONAL LABORATORY

     Lawrence Berkeley National Laboratory will assist in the chemical analysis of the raw materials, produce small diameter single crystals of isotopically pure silicon, and measure the electronic and physical properties of the isotopically enriched bulk and thin film silicon, such as lattice parameter, thermal conductivity, optical transmittance, carrier mobilities and lifetimes, and perform basic materials studies. Most of these will use already existing capabilities available to the Electronic Materials Program. With technical assistance from Isonics, LBNL will construct and operate a reactor for the deposition of the poly-Si precursor required to make single crystals.

E.   TASKS, RESPONSIBILITIES, AND SCHEDULE

ACTIVITIES AND DELIVERABLES             RESPONSIBLE      1         2         3         4         5         6         7         8
                                           PARTY
-----------------------------------     -----------    -----     -----     -----     -----     -----     -----     -----     -----
PRODUCTION SCHEDULE FOR ENRICHED SI                              Units are quantities after project start


Operation of centrifuge for the           KRAS-45
production of enriched Si isotopes

Delivery #1: 7kg 28Si, 100g 29Si,         KRAS-45
100g 30Si (required to be 99.9%
SiF4). All deliveries made to
Isonics

Delivery #2: 8kg 28Si, 200g 29Si,         KRAS-45
200g 30Si

Delivery #3: 10kg 28Si, 200g              KRAS-45
29Si, 200g 30Si

CONVERSION OF SIF4 TO CVD PRECURSORS

Conversion of SiF4 to trichlorosilane     Isonics
for production of isotopic epilayers
and isotope superlattices

Conversion of SiF4 to silane for          Isonics
production of poly-Si and single
crystals

MATERIALS PRODUCTION SCHEDULE: ISONICS

Produce 28Si epilayers on natural
Si wafers

Production milestones (10, 25,            Isonics
100, 150 coated, IC-ready wafers,
respectively)

MATERIALS PRODUCTION SCHEDULE: LBNL

Precursor delivery #1: 1kg 28Si,          Isonics
100g 29Si, 100g 30Si in form of
silane (these deliveries are made
to LBNL)

Precursor delivery #2: 1kg 28Si,
200g 29Si, 100g 30Si in form of
silane

Precursor delivery #3: 1kg 28Si,          Isonics
200g 29Si, 100g 30Si in form of
silane

Construction of poly-Si reactor             LBNL
and tests with natural Si

Production of poly-28Si                     LBNL

Single crystal growth                       LBNL

Production of first 28Si bulk               LBNL
sample

Production of superlattice and              LBNL
epilayer samples for fundamental
studies

FUNDAMENTAL STUDIES

NTO studies using 30Si                      LBNL

Magnetic resonance studies using            LBNL
29Si

Transport and diffusion studies             LBNL
using isotope superlattices

Thermal conductivity measurements           LBNL
on bulk 28-Si

REPORTS AND MEETING

Quarterly technical meeting                 LBNL
                                          Isonics

Quarterly progress reports                  LBNL

End of DOE Fiscal Year technical            LBNL
report

                                                         1         2         3         4         5         6         7         8


F.   DELIVERABLES

Project deliverables and milestones are indicted by solid diamonds in the project plan in section B.4. Additional notes are as follows.

o Over the course of the project 25 kg equivalent of 28Si produced by Krasnoyarsk-45 will be delivered in the form of SiF4 to Isonics. Isonics is responsible for the costs of converting this to silane (SiH4). 3 kg. equivalent of this silane wilt be delivered to LBNL per the schedule in Section E. The balance of the silane will belong to Isonics.

o The costs of converting the 500 g equivalents of 50% enriched 28Si and 30Si into silane or other suitable growth precursors will be borne by LBNL.

o The wafers coated with thick epilayers of 28Si in the size range up to 200 mm that are manufactured by Isonics using the 28SiH4 in this project will belong to Isonics and may be marketed and sold by them. The 28Si poly-Si, 28Si single crystals, and the epilayer structures made with all three Si isotopes by LBNL in this project will belong to LBNL.

G.   PERIOD OF PERFORMANCE

The project is expected to run two years from the date of the signing of the CRADA and the subcontract agreement with Krasnoyarsk-45.

H.   AUTHORIZED TRAVEL

Travel by LBNL personnel to be supported by the DOE funds in this project is authorized as detailed below.

Travel to Scientific Conference                             Up to 1 trip/year
Travel to Technical Meetings associated with the Project    Up to 3 trips/year
Travel to vendors, suppliers, and Process Providers
associated with the operation of the project                Up to 3 trips/year
Travel to Krasnoyarsk-45                                    Up to 1 trip/year

1.   TOTAL COST, INCLUDING LBNL, NIS SUBCONTRACT, AND PARTICIPANT IN-KIND:

1.   LBNL Total Costs (Including NIS Subcontract)                 $1,009,487.00
          NIS Subcontract Amount                   $607,800.00

2.   Participant In-Kind Contribution                             $1,144,475.00

3.   Total Costs                                                  $2,153,962.00

There are no funds-in contribution by Isonics. Inc. and no advance payments are due.

J.   BACKGROUND INTELLECTUAL PROPERTY

"Background Intellectual Property" means the Intellectual Property Rights in the items identified by the Parties below, which were in existence prior to or are first produced outside of this CRADA, and for such items, the inventions must have been conceived outside of this CRADA and not first actually reduced to practice under this CRADA to qualify as Background Intellectual Property. Licensing of Background Intellectual Property, if agreed to by the Parties, shall be the subject of separate licensing agreements between tire Parties. Background Inventions are not subject inventions.

F.   DELIVERABLES

Project deliverables and milestones are indicted by solid diamonds in the project plan in section B.4. Additional notes are as follows.

o Over the course of the project 25 kg. equivalent of 28Si produced by Krasnoyarsk-45 will be delivered in the form of SiF4 to Isonics. Isonics is responsible for the costs of converting this to silane (SiH4). 3 kg equivalent of this silane will be delivered to LBNL per the schedule in Section E. The balance of the silane will belong to Isonics.

o The costs of converting the 500 g equivalents of 50% enriched 28Si and 30Si into silane or other suitable growth precursors will be borne by LBNL.

o The wafers coated with thick epilayers of 28Si in the size range up to 200 mm that are manufactured by Isonics using the 28SiH4 in this project will belong to Isonics and may be marketed and sold by them. The 28Si poly-Si, 28Si single crystals, and the epilayer structures made with all three Si isotopes by LBNL in this project will belong to LBNL.

G.   PERIOD OF PERFORMANCE

The project is expected to run two years from the date of the signing of the CRADA and the subcontract agreement with Krasnoyarsk-45.

H.   AUTHORIZED TRAVEL

Travel by LBNL personnel to be supported by the DOE funds in this project is authorized as detailed below.

Travel to Scientific Conference                             Up to 1 trip/year
Travel to Technical Meetings associated with the Project    Up to 3 trips/year
Travel to vendors, suppliers, and process providers
associated with the operation of the project                Up to 3 trips/year
Travel to Krasnoyarsk-45                                    Up to 1 trip/year

I.   TOTAL COST, INCLUDING LBNL, NIS SUBCONTRACT, AND PARTICIPANT IN-KIND:

1.   LBNL Total Costs (Including NIS Subcontract)                $1,009,487.00
          NIS Subcontract Amount                  $607,800.00

2.   Participant In-Kind Contribution                            $1,144,475.00
                                                                 -------------
3.   TOTAL COSTS                                                 $2,153,962.00

There are no funds-in contribution by Isonics, Inc. and no advance payments are due.

J.   BACKGROUND INTELLECTUAL PROPERTY

"Background Intellectual Property" means the Intellectual Property Rights in the items identified by the Parties below, which were in existence prior to or are first produced outside of this CRADA, and for such items, the inventions must have been conceived outside of this CRADA and not first actually reduced to practice under this CRADA to qualify as Background Intellectual Property. Licensing of Background Intellectual Property, if agreed to by the Parties, shall be the subject of separate licensing agreements between the Parties. Background Inventions are not subject inventions.

The Parties have identified the following items as Background Intellectual
Property:

     PARTICIPANT IDENTIFIED ITEMS:

     Isonics will be using the isotopically enriched semiconductor devices to study the isotopically pure silicon for improved microelectronics. In addition to process know-how, the intellectual property consists of U.S. Patent 5,144,409 assigned to Yale University, for which Isonics has the exclusive license.

     THE REGENTS IDENTIFIED ITEMS: None


THE REGENTS OF THE                           FOR PARTICIPANT
UNIVERSITY OF CALIFORNIA,
LAWRENCE BERKELEY LABORATORY

BY /s/ Charles V. Shank                      BY /s/ Stephen J. Burden

TITLE: Laboratory Director                   TITLE VP Semiconductor Materials

DATE November 9, 1999                        DATE October 26, 1999